EXHIBIT 99.1

NEWS FROM:

C R O W N A M E R I C A N R E A L T Y T R U S T

IMMEDIATE RELEASE: November 20, 2002

CONTACT: Media: Christine Menna 814-536-9520 cmenna@crownamerican.com

Investors: Terry Stevens 814-536-9538 tstevens@crownamerican.com

Website: www.crownamerican.com

CROWN AMERICAN REALTY TRUST COMPLETES
ACQUISITION OF
WIREGRASS COMMONS MALL, DOTHAN, ALABAMA

Johnstown, Pa. - Crown American Realty Trust (NYSE:CWN) announced that it has acquired Wiregrass Commons Mall, an enclosed regional shopping mall, from Metropolitan Life Insurance Company. Wiregrass Commons Mall is located in Dothan, Alabama, which is in the southeastern corner of Alabama adjacent to Georgia and the Florida panhandle.

Wiregrass Commons Mall comprises 629,000 square feet of gross leasable area (GLA), which includes 403,000 square feet of GLA owned by the anchor tenants and the remaining 226,000 square feet of in-line GLA owned by the Company. The mall is anchored by Dillard's, Parisian, JC Penney and McRae's. The purchase also included 60 acres of adjacent vacant land, of which approximately 32 acres can be used for expansion or out-parcel development. The mall shop tenant occupancy and tenant sales are approximately 80% and $260 per square foot, respectively. Annual net operating income is expected to exceed $4.2 million. A portion of the mall and land is covered by a ground lease that expires in 2044.

Total acquisition cost for both the mall and the vacant adjacent land was approximately $40.4 million including closing costs and expenses. The purchase was financed by a $30 million floating rate mortgage loan with the balance funded from cash and from the Company's line of credit. The mortgage loan was placed with a commercial bank and bears interest at LIBOR plus 2.00 percent, and is non-amortizing during the initial three year term. Two one-year extensions are available to the Company under certain conditions.

"Our external growth strategy continues with the purchase of Wiregrass Commons Mall," said Crown American Realty Trust Chairman, CEO and President Mark E. Pasquerilla. "Similar to Valley View Mall, La Crosse, Wisconsin, which we acquired in late September, Wiregrass Commons Mall is the only enclosed regional mall in a large, solid trade area. It's a good fit for our portfolio. The mall has a solid anchor line-up with diversified in-line tenants. We believe the mall has excellent growth potential from re-tenanting and occupancy gains, and from potential future development of the vacant land that was part of the acquisition."

Crown American Realty Trust is an equity real estate investment trust (REIT) that, through various affiliates and subsidiaries owns, acquires, operates and develops regional shopping malls in Pennsylvania, Maryland, West Virginia, Virginia, New Jersey, North Carolina, Tennessee, Georgia, Alabama and Wisconsin. The current portfolio includes 27 enclosed regional malls aggregating over 17 million square feet of gross leasable area. Crown American is listed on the New York Stock Exchange under the symbol CWN and is headquartered in Johnstown, Pennsylvania. The Company's corporate web site can be found at www.crownamerican.com.